UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 8, 2005

BLOCKBUSTER INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-15153	52-1655102
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1201 Elm Street Dallas, Texas	75270
(Address of principal executive offices)	(Zip Code)

(214) 854-3000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On November 8, 2005, Blockbuster Inc. (the “Company”) disclosed non-public material information to certain parties. The Company is furnishing the information in this Current Report on Form 8-K and in Exhibit 99.1 to comply with Regulation FD. The following statements shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of any securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. In addition, such information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any of the Company’s filings, whether made before or after the date hereof, regardless of any general incorporation language in such filings.

The risk factors listed below and the presentation attached as Exhibit 99.1 hereto contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “seeks,” “could, “ “intends,” “foresees” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our strategies, initiatives, objectives, plans or goals are forward-looking. These forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company and our industry. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict. Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements. The risk factors set forth below, among others, could affect future results, causing these results to differ materially from those expressed in our forward-looking statements. Readers of this Current Report on Form 8-K are cautioned not to place undue reliance on these forward-looking statements since, while we believe the assumptions on which the forward-looking statements are based are reasonable, there can be no assurance that these forward-looking statements will prove to be accurate. Further, the forward-looking statements included in this Current Report on Form 8-K are only made as of the date of this Current Report on Form 8-K, and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.

RISK FACTORS

Changes in studio pricing policies have resulted in increased competition, in particular from mass merchant retailers, which has impacted consumer rental and purchasing behavior. We cannot control or predict future studio decisions or resulting consumer behavior, and future changes could negatively impact our profitability.

We operate in the highly competitive home video industry, which includes in-home movie entertainment offered through the following distribution channels:

•	the retail home video industry;

•	the cable industry; and

•	the satellite industry.

The retail home video industry includes the sale and rental of movies on DVD and VHS by:

•	traditional home video retailers, such as Blockbuster and other businesses with video store operations;

•	online retailers, such as BLOCKBUSTER Online™ and Netflix; and

•	other retailers, including mass merchant retailers such as Wal-Mart, Best Buy and Circuit City.

The studios’ current practice is generally to sequentially release their movies to different distribution channels. After the initial theatrical release of a movie, studios generally make their movies available to home video retailers (for rental and retail, including by mass merchant retailers) for a specified period of time. This distribution channel is typically exclusive against other forms of non-theatrical movie distribution, including cable and satellite distribution, and is commonly referred to as the home video retailer’s “distribution window.” This practice could change at any time, which would negatively impact our business.

Historically, at the beginning of a particular movie title’s distribution window, the movie would be priced to home video retailers based on the applicable studio’s decision to promote the movie to the consumer either primarily for rental, or for both rental and sale, at the beginning of the distribution window. In order to promote a movie title primarily for rental at the beginning of the distribution window, a studio would initially release the title to home video retailers at a price that was too high to enable them to sell the title to consumers at an affordable price. As rental demand subsided, the studio would reduce the pricing for the movie, which would then enable retailers to sell the title to consumers at an affordable price. The time during which the studios released the title at the higher pricing was commonly referred to as the “rental window.” Currently, substantially all DVD titles are initially released to home video retailers at a price that is low enough to allow them to offer movies at affordable prices to the consumer from the beginning of the home video retailer’s distribution window. This method of pricing is commonly referred to as “sell-through” pricing, and has improved our ability to purchase rental product at lower prices. However, the studios’ sell-through pricing policy has also led to increasing competition from other retailers, in particular mass merchants such as Wal-Mart, Best Buy and Circuit City. It has also led to increased competition from online retailers. These other retailers are able, due to the lower sell-through prices, to purchase DVDs for sale to consumers at the same time as traditional home video retailers, who, like us, purchase product for rental. In addition, some retailers lower their sales prices in order to increase overall traffic to their stores or businesses, and mass merchants may be more willing to sell at lower, or even below wholesale, prices to drive traffic and thereby increase sales of their other inventory items. All of these factors have increased consumer interest in purchasing DVDs, which has resulted in increased competition and reduced the significance of the historical rental window.

We believe that the increased consumer purchases have been due in part to consumer interest in building DVD libraries of classic movies and personal favorites and that the studios will remain dependent on traditional home video retailers to generate revenues for the studios from titles that are not classics or current box office hits. We therefore believe the importance of the video rental industry to the studios will continue to be a factor in studio pricing decisions. However, we cannot control or predict studio pricing policies with certainty, and we cannot assure you that consumers will not, as a result of further decreases in studio sell-through pricing and/or sustained or further depressed pricing by competitors, increasingly desire to purchase rather than rent movies. Personal DVD libraries could also cause consumers to rent or purchase fewer movies in the future. Our profitability could, therefore, be negatively affected further if, in light of any such consumer behavior, we were unable to (i) maintain or increase our rental business; (ii) replace gross profits from generally higher-margin rentals with gross profits from increased sales of generally lower-margin sell-through product; or (iii) otherwise positively affect gross profits, such as through price increases or cost reductions. Our ability to achieve one or more of these objectives is subject to risks, including the risk that we may not be able to compete effectively with other DVD retailers, some of whom may have competitive advantages such as the pricing flexibility described above or favorable consumer perceptions regarding value.

Our profitability is also dependent on our ability to enter into arrangements with the studios that effectively balance cost considerations and the number of copies of a title stocked by us. Each type of arrangement provides different advantages and challenges for us. For example, we have benefited from sell-through pricing of DVDs because the lower cost associated with DVD product has resulted in higher rental margins than product purchased under our historical VHS revenue-sharing arrangements. Our profitability could be negatively affected if studios were to make other changes in their pricing policies, which could include changes in revenue sharing arrangements, pricing or rental windows for DVDs or expanded exploitation by studios of international two-tiered pricing laws, which allow studios to charge different prices for movies intended for rental to consumers, as opposed to sale. In addition, we cannot predict what use the studios might make of current or future alternative supply methods, such as downloading to stores or consumers, or what impact the use of such supply chain changes by us or our competitors might have on our profitability.

Our video business would lose a competitive advantage if the movie studios were to shorten or eliminate the home video retailer distribution window or otherwise adversely change their current practices with respect to the timing of the release of movies to the various distribution channels.

A competitive advantage that home video retailers currently enjoy over most other movie distribution channels, except theatrical release, is the early timing of the home video retailer’s distribution window. As noted above, after the initial theatrical release of a movie, the studios’ current practice is to generally make their movies available to home video retailers (for rental and retail, including by mass merchant retailers) for specified periods of time. This distribution window is typically exclusive against most other forms of non-theatrical movie distribution, such as pay-per-view, video-on-demand, premium television, basic cable, and network and syndicated television. The length of this exclusive distribution window for home video retailers varies, but since the mid-1990’s, has averaged between 43 and 54 days for domestic home video retailers. Thereafter, movies are made sequentially available to television distribution channels. The studios’ practices with respect to the distribution windows could change at any time.

Our business could be negatively affected if:

•	the home video retailer distribution windows were no longer the first following the theatrical release;

•	the length of the home video retailer distribution windows were shortened; or

•	the home video retailer distribution windows were no longer as exclusive as they are now.

This is because newly released movies would be made available earlier on these other forms of non-theatrical movie distribution, and consumers might no longer need to wait until after the home video retailer distribution window to view a newly released movie on one or more of these other distribution channels. In such event, we would need to address additional competition. According to industry statistics, more movies are now being released to pay-per-view at the shorter end of the home video retailer distribution window range than at the longer end. In addition, many of the major movie studios have entered into various ventures to provide video-on-demand or similar services of their own. Increased studio participation in or support of these types of services could impact their decisions with respect to the timing and exclusivity of the home video retailer distribution window.

We believe that the studios have a significant interest in maintaining a viable home video retail industry. However, because the order, length and exclusivity of each window for each distribution channel is determined solely by the studio releasing the movie, we cannot predict the impact, if any, of any future decisions by the studios. In addition, any consolidation or vertical integration of media companies to include both content providers and digital distributors could pose a risk to the continuation of the home video retailer distribution window.

Based on current industry projections, we believe that some degree of industry consolidation will be necessary in the in-store home video rental industry over the coming years. Should we not be successful in capitalizing on this industry consolidation, our financial results may be adversely affected.

According to Rentrak estimates, the domestic in-store and online home video rental industry was down 11.7% for the third quarter of 2005. Because the industry is declining faster than anticipated, we believe that over-capacity in the rental market will mean that many video stores will be forced to close. If we are unable to capitalize on the store closings of our competitors, we may be unable to grow our market share and our financial results may be adversely affected. In addition, we have historically closed underperforming video stores and will continue to consider the closure of underperforming stores.

We made significant investments in our business during the first nine months of 2005 by eliminating extended viewing fees and investing in our online business. Our investment in our online business, together with weakness in the rental industry, has adversely affected and may continue to adversely affect our profitability. Further, our financial results have been, and may continue to be, adversely affected by our elimination of extended viewing fees.

During the first nine months of 2005, we made significant investments in two strategic initiatives designed to improve our overall rental offering. First, effective January 1, 2005, we eliminated extended viewing fees on movie and game rentals at all of our company-operated BLOCKBUSTER stores in the United States. Second, we invested heavily in our online business. We believe that these and other of our strategic initiatives will allow us to take advantage of emerging trends in home entertainment. However, some of our strategic initiatives have been, or are, at the beginning of what we believe are their potential growth curves and will continue to require significant start-up costs, including our online business in which we intend to continue to invest during the fourth quarter of 2005 and during 2006.

As mentioned above, we have eliminated extended viewing fees on movie and game rentals at all of our company-operated BLOCKBUSTER stores in the United States. In addition, approximately 475 of our franchise stores in the United States have eliminated extended viewing fees as of September 30, 2005. Our Canadian operations adopted a similar program at its company-operated stores across Canada effective January 29, 2005. In connection with the launch of our “no late fees” program, we incurred approximately $50 million in initial marketing and implementation costs during the first quarter of 2005. In addition, we estimate that extended viewing fees would have directly contributed approximately $400 million to $450 million in revenues and approximately $250 million to $300 million in operating income for the full year 2005. If the loss of revenues and operating income associated with the elimination of extended viewing fees is not offset by growth in revenues resulting from increased store traffic, less promotional and marketing activity and increased focus on managing operating expenses, then our financial results will be significantly adversely affected. In addition, we cannot control the pricing decisions of our franchisees and therefore cannot predict the impact that such pricing decisions could have on our overall business results. Our franchisees’ control over operating and pricing decisions is discussed in more detail under “Item 1. Business—Our Business General” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

In addition, our online subscription services require considerable ongoing investments in order to increase our subscriber base and implement our plan to fulfill BLOCKBUSTER Online orders from our stores. Since its launch in August 2004, BLOCKBUSTER Online has built a subscriber base of more than one million subscribers. Additionally, we began fulfilling some BLOCKBUSTER Online orders from certain company-operated and franchise store locations in the second quarter of 2005 and continued to expand this fulfillment process during the third quarter of 2005. If we are unable to integrate our in-store and online capabilities fully, our gross margin will be adversely impacted because we will be required to purchase more product to support our online operations. Both our plan to fulfill BLOCKBUSTER Online orders from our stores and our goal of increasing our online subscriber base require significant investment and, as a result, we estimate that BLOCKBUSTER Online will cost us up to $120 million in operating income and significant capital expenditures in 2005 and we may incur additional costs in the future. We cannot assure you when BLOCKBUSTER Online will become profitable. In addition, our online business has resulted, and may continue to result, in some degree of cannibalization of our in-store business as our customers begin to rent with us online.

Further, we have experienced challenges caused by the decline in the worldwide in-store home video rental industry. We believe that this decline has been caused by (i) a weak slate of titles released to home video during the second and third quarters of 2005; (ii) increased competition from other sources of in-home entertainment such as digital video recorders and other devices that are capable of downloading content for in-home viewing, online rentals, as well as retail mass merchant sales of DVDs; (iii) competition from piracy in certain international markets and (iv) competition from other forms of leisure entertainment.

The significant investments required to develop and implement our initiatives, together with the faster than anticipated decline in the worldwide in-store home video rental industry, adversely affected our financial results for the first nine months of 2005 and could adversely affect our financial results for the full year of 2005 and thereafter. For example, during the first three quarters of 2005, we experienced a significant decline in our rental gross profit as a result of a decline in our rental gross margin and a reduction in rental revenues from the same quarters in 2004. In addition, our financial results will be impacted by:

•	our ability to effectively and timely prioritize and implement these and other initiatives;

•	the extent and timing of our continued investment of incremental operating expenses and capital expenditures to continue to develop and implement our initiatives, and our corresponding ability to effectively control operating expenses;

•	our ability to timely implement and maintain the necessary information technology systems and infrastructure to support shifts in consumer preferences and any corresponding changes to our initiatives; and

•	the impact of competitor pricing and product and service offerings.

Our business plan contemplates significant cost reductions over the next two years. Should we not achieve our cost cutting objectives, our financial results could be adversely affected.

Our business plan and expectations for the future are based on management’s assessments regarding significant cost reductions in the remainder of 2005 through 2007, including aggressive reductions in operating expenses and capital expenditures. These cost cutting objectives may not be fully achievable, and should we not reduce costs to the full extent currently contemplated, our financial results may be adversely affected.

The level of our indebtedness may make it more difficult for us to pay our debts and more necessary for us to divert our cash flow from operations to debt service payments.

Our total indebtedness as of September 30, 2005 was approximately $1.3 billion. Our debt service obligations could have an adverse impact on our earnings and cash flows for as long as the indebtedness is outstanding.

Our indebtedness could have important consequences for our business. For example, it could:

•	make it more difficult for us to pay our debts as they become due during general adverse economic and market or industry conditions because any related decrease in revenues could cause us to not have sufficient cash flows from operations to make our scheduled debt payments;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, including limiting our ability to invest in our strategic initiatives, and, consequently, place us at a competitive disadvantage to our competitors with less debt;

•	require a substantial portion of our cash flows from operations for debt service payments, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

•	cause our trade creditors to change their terms for payment on goods and services provided to us, thereby negatively impacting our ability to receive products and services on acceptable terms; and

•	result in higher interest expense in the event of increases in interest rates since some of our borrowings are, and will continue to be, at variable rates of interest.

Additionally, we may incur significant additional indebtedness in the future and, if new debt is added to our current debt levels, the risks above could intensify. Additional debt would further increase the possibility that we may not generate sufficient cash to pay, when due, interest on and other amounts due in respect of our indebtedness, and would further reduce our funds available for operations, working capital, capital expenditures, acquisitions and other general purposes. Additional debt may also decrease our ability to refinance or restructure our indebtedness, and further limit our ability to adjust to changing market conditions. If we or our subsidiaries add new debt to our current debt levels, the related risks that we and they now face could increase.

We may not have sufficient cash flows from operating activities, cash on hand and available borrowings under our credit facilities to service our indebtedness.

Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future. This, to some extent, is subject to general economic, financial, competitive, industry and other factors that are beyond our control. We cannot assure you that our future cash flow will be sufficient to meet our obligations and commitments. If we are unable to generate sufficient cash flow from operations in the future to service our indebtedness and to meet our other commitments, we will be required to adopt one or more alternatives, such as refinancing or restructuring our indebtedness (including our 9% senior subordinated notes (the “senior subordinated notes”)), selling material assets or operations or seeking to raise additional debt or equity capital. We cannot assure you that any of these actions could be effected on a timely basis or on satisfactory terms or at all, or that these actions would enable us to continue to satisfy our capital requirements. In addition, our existing debt agreements, including the indenture governing our senior subordinated notes and our credit facilities, contain restrictive covenants which may prohibit us from adopting one or more of these alternatives, and any future debt agreements may contain similar restrictive covenants. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts, which we may be unable to repay.

Any failure by us to comply with any of the restrictions in our debt agreements could result in acceleration of our debt. Were this to occur, we might not have, or be able to obtain, sufficient cash to pay our accelerated indebtedness.

The operating and financial restrictions and covenants in our debt agreements, including our credit agreement and the indenture governing the senior subordinated notes, may adversely affect our ability to finance future operations or capital needs or to engage in new business activities. The debt agreements restrict our ability to, among other things:

•	declare dividends or redeem or repurchase capital stock;

•	prepay, redeem or repurchase other debt;

•	incur liens;

•	make loans, guarantees, acquisitions and investments;

•	incur additional indebtedness;

•	engage in sale and leaseback transactions;

•	amend or otherwise alter debt and other material agreements;

•	engage in mergers, acquisitions or asset sales; and

•	transact with affiliates.

In addition, our debt agreement covenants require that we maintain certain financial measures and ratios. As a result of these covenants and ratios, we are limited in the manner in which we can conduct our business, and we may be unable to engage in favorable business activities or finance future operations or capital needs. Accordingly, these restrictions may limit our ability to successfully operate our business. A failure to comply with these restrictions or to maintain the financial measures and ratios contained in the debt agreements could lead to an event of default that could result in an acceleration of the indebtedness.

On May 4, 2005 and August 8, 2005, we obtained amendments to our credit agreement which included relief from the agreement’s original covenant requirements. Without the benefit of this relief, we would have been in violation of our financial covenants at September 30, 2005. As discussed in Note 3 to the unaudited consolidated financial statements, Credit Agreement and Other Debt, included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, in order to provide us with improved operating flexibility, on November 4, 2005, we entered into a further amendment to the credit agreement (the “third amendment”) with our lenders to modify the financial covenants and make other modifications. The effectiveness of the modifications to the credit agreement set forth in the third amendment is conditioned upon, among other things, our having consummated, on or prior to November 20, 2005, either (a) the issuance and sale of shares of our common stock or convertible preferred stock or (b) other equity arrangements satisfactory to a majority of lenders, in either case for gross cash proceeds of at least $100 million and otherwise on terms reasonably satisfactory to the administrative agent under the credit agreement. Upon the effectiveness of the third amendment, the interim waiver period provisions contained in the previous amendment will cease to be in effect and certain changes to the credit agreement, including less stringent financial covenants and other key provisions, will become effective. Absent the modifications to the credit agreement contained in the third amendment, we believe it is probable that we could fail to meet the financial covenants of the credit agreement at December 31, 2005 and future covenant measurement dates.

Should the third amendment not become effective or should the outstanding obligations under the credit agreement be accelerated and become due and payable because of our failure to comply with the applicable debt covenants in the future, we would be required to search for alternative measures to finance current and ongoing obligations of our business. If amounts outstanding under the credit agreement were called by the lenders due to a covenant violation, amounts under other agreements, such as the indenture governing our senior subordinated notes and certain leases, could also become due and payable immediately. There can be no assurance that such financing will be available on acceptable terms, if at all. Our ability to obtain future financing or to sell assets could be adversely affected because a very large majority of our assets have been secured as collateral under the credit agreement. In addition, our recent financial results, our substantial indebtedness, our reduced credit ratings and the declining rental industry in which we operate could adversely affect the availability and terms of our financing. Further, as discussed below, uncertainty surrounding our ability to finance our obligations has caused some of our trade creditors to impose increasingly less favorable terms and continuing uncertainty could result in even more unfavorable terms from our trade creditors. In addition, there are other situations (including a change in the composition of our board of directors, whereby the majority of directors who were serving on the board at the time we entered into our credit agreement and indenture (or their successors or nominees) are no longer serving on the board) where our debt may be accelerated and we may be unable to repay such debt. Any of these scenarios could adversely impact our liquidity and results of operations or force us to file for protection under the U.S. Bankruptcy Code.

Uncertainty surrounding our ability to meet our financial obligations has adversely impacted and could continue to adversely impact our ability to obtain sufficient product on favorable terms.

As mentioned above, we have recently entered into amendments of our credit agreement pursuant to which certain covenants in our credit agreement were amended or waived. This, coupled with the continued declines and uncertainty in the rental industry, has caused negative publicity surrounding our business. As a result, our flexibility with our suppliers has been affected, both domestically and internationally. We cannot assure you that our trade creditors will not change their terms for payment on goods and services provided to us or that we will continue to be able to receive products and services on acceptable terms.

Our financial results could be adversely affected if we are unable to manage our inventory effectively or if we are unable to obtain or maintain favorable terms from our suppliers.

Our purchasing decisions are influenced by many factors, including, among others, gross margin considerations and supplier product return policies. While much of our retail movie product in the United States, but not outside the United States, is returnable to vendors, the increased investment in inventory necessary to capitalize on the growing retail market increases our exposure to excess inventories in the event anticipated sales fail to materialize. In addition, returns of our games inventory, which is prone to obsolescence risks because of the nature of the industry, are subject to negotiation with vendors.

Our purchasing decisions also involve predictions of consumer demand. While the growth of our in-store and online subscription programs and our elimination of extended viewing fees have increased consumer demand for our products, these programs, along with the recent reintroduction of our Guaranteed in Stock program for select new release titles (whereby if a Guaranteed in Stock title is unavailable, customers will be given a rain check for a free rental of that title good for 30 days at the same store), have increased the complexity of our purchasing decisions. In addition, the prevalence of multiple game platforms adds to the difficulty of accurately predicting consumer demand with respect to video games. The nature of and market for our products, particularly games and DVDs, also makes them prone to risk of theft and loss.

Our operating results could therefore suffer if we are not able to:

•	obtain or maintain favorable terms from our suppliers with respect to such matters as copy depth, use of product, including without limitation fulfillment of online orders, and product returns;

•	maintain adequate copy depth to maintain customer satisfaction;

•	control shrinkage resulting from theft or loss; or

•	avoid significant inventory excesses that could force us to sell products at a discount or loss.

Further, as discussed above, uncertainty surrounding our ability to finance our obligations has caused some of our trade creditors to impose increasingly less favorable terms and continuing uncertainty could result in even more unfavorable terms from our trade creditors.

If the average sales and rental prices for our product are not at or above expected prices, our expected gross margins may be adversely affected.

To achieve our expected revenues and gross margins, we need to sell and rent, as applicable, our product, including previously rented, retail and rental (whether in-store or online) product at or above expected prices. If the average sales or rental prices of such product are not at or above these expected prices, our revenues and gross margins may be adversely affected. For example, our U.K. games business has experienced some gross margin erosion as a result of the drastically reduced price offerings of a competitor. In an effort to compete, we and a number of mass merchant retailers in the U.K. were forced to meet the competitor’s reduced price offerings. As a result of the fact that prices for games in the U.K. have not yet risen to the level they were at prior to these reduced price offerings, our gross margin with respect to our U.K. games business has suffered and may continue to suffer.

It is also important that we maximize our gross margins through our allocation of store space. We may need to turn our inventory of previously rented and retail product more quickly in the future in order to make room in our stores for additional DVDs or strategic initiatives. Therefore, we cannot assure you that in the future we will be able to rent or sell, on average, our product at or above the expected price.

Other factors that could affect our ability to rent or sell our product at expected prices include:

•	consumer desire to rent any of our movies and games;

•	consumer desire to own a particular movie or game;

•	the amount of product available for rental or sale by others to the public; and

•	changes in the price of product by the studios or changes by other retailers, particularly mass merchant retailers.

Our revenues could be adversely affected due to the variability in consumer appeal of the movie titles and game software released for rental and sale.

The quality of movie titles and game software released for rental and sale is not within our control, and our results of operations have from time to time reflected the variability in consumer appeal for such items. We cannot assure you that future releases of movie titles and game software will appeal to consumers and, as a result, our revenues and profitability may be adversely affected.

We cannot predict the impact that the following may have on our business: (i) new or improved technologies or video formats, (ii) alternative methods of content delivery or (iii) changes in consumer behavior facilitated by these technologies or formats and alternative methods of content delivery. We also compete generally for the consumer’s entertainment dollar and leisure time.

Advances in technologies such as video-on-demand, new video formats, downloading or alternative methods of content delivery or certain changes in consumer behavior driven by these or other technologies and methods of delivery could have a negative effect on our business. In particular, our business could be adversely impacted if:

•	newly released movies were to be made widely available by the studios to these technologies or these formats at the same time or before they are made available to home video retailers for rental; and

•	these technologies or new formats were to be widely accepted by consumers.

The widespread availability of additional channels on satellite and digital cable systems may significantly reduce public demand for our products.    Advances in direct broadcast satellite and cable technologies may adversely affect consumer demand for video store rentals and sales. Direct broadcast satellite providers transmit numerous channels of programs by satellite transmission into subscribers’ homes. In addition, cable providers are taking advantage of digital technology to transmit many additional channels of television programs over cable lines to subscribers’ homes. Because of their increased availability of channels, direct broadcast satellite and digital cable providers have been able to enhance their pay-per-view businesses by:

•	substantially increasing the number and variety of movies they can offer their subscribers on a pay-per-view basis; and

•	providing more frequent and convenient start times for the most popular movies.

In addition, pay-per-view allows the consumer to avoid trips to the video store for rentals and returns of movies. However, newly released movies are currently made available by the studios for rental prior to being made available on a pay-per-view basis. In addition, pay-per-view does not currently provide the same start, stop and rewind capabilities as DVD or video. If, however, direct broadcast satellite and digital cable services, including enhanced pay-per-view services, were to become more widely available and accepted, this could have a negative effect on our video store business. This is because a smaller number of movies may be rented or sold if viewers were to favor the expanded number of conventional channels and expanded content, including movies, specialty programming and sporting events, offered through these services. Additionally, increases in the size of the pay-per-view market could lead to an earlier distribution window for movies on pay-per-view if the studios were to perceive this to be a better way to maximize their revenues.

The availability of content through personal video recorders, video-on-demand and similar or other technologies may significantly reduce the demand for our products or otherwise negatively affect our business.    Any method for delivery of entertainment content that serves as an alternative to obtaining product or services from us can impact our business. Examples of delivery methods that have impacted, or could impact, our business are personal video recorders, video-on-demand, downloadable DVDs, video vending machines and disposable DVDs.

Personal video recorders.    Personal video recorders allow consumers to automatically and digitally record programs to create a customized television line-up for viewing at any time. They also enable consumers to pause, rewind, fast forward, instant replay and playback in slow motion any live television broadcast and are increasingly being used to download movies. Personal movie libraries and other television entertainment recorded via personal video recorders has caused and could continue to cause consumers to rent or purchase fewer movies in the future.

Video-on-demand.    Some digital cable providers and a limited number of Internet content providers have implemented technology referred to as video-on-demand. This technology transmits movies and other entertainment content on demand with interactive capabilities such as start, stop and rewind. In addition, some cable providers have introduced subscription video-on-demand, which allows consumers to pay a flat fee per month for access to a selection of content with fast-forward, stop and rewind capabilities. These developments could cause studios to alter the home video retailer distribution window as discussed above. In addition to being available from most major cable providers in select markets, video-on-demand has been introduced over the Internet, as high-speed Internet access has greatly increased the speed and quality of viewing content, including feature-length movies, on personal computers. We have, from time to time, tested an entertainment-on-demand service, which delivered video-on-demand to consumers’ television sets via digital subscriber lines and fiber optic connections, and we conduct similar tests from time to time. The future of video-on-demand services, including services provided by us, is uncertain. Video-on-demand could have a negative effect on our video store business if:

•	video-on-demand could be provided at a reasonable price to the customer; and

•	newly released movies were made available at the same time, or before, they were made available to the home video retailers for rental and sale.

Downloadable DVDs.    The technology now exists for consumers to pay for and download movies and other content via the Internet. While the future of downloadable DVDs is uncertain, if the studios overcome their reluctance to license content in this manner or decide to offer product through this channel themselves, consumers might rent or buy fewer movies via the traditional in-store or online channels in the future, and our business would be negatively impacted.

Video Vending Machines.    McDonalds recently announced that they have begun renting DVDs from vending machines located on their premises for $0.99 per day. Anytime movies or games are offered to consumers at a deeply discounted price, we view this as competition for our customers’ entertainment dollars. Currently, the selection of movies offered via these video vending machines is not very broad, however, we cannot predict whether other companies will offer video vending machines in the future or how broad the selection of movies offered via video vending machines will become.

Disposable DVDs.    The technology also exists for retailers to offer disposable DVDs, which allow a consumer to view a DVD for an unlimited number of times during a specified period of time, at the end of which the DVD becomes unplayable as a result of chemistry technology. We cannot predict the impact that this or other technologies will have on our business.

Other Competition for Consumer Dollars and Leisure Time.    We compete generally for the consumer’s entertainment dollar and leisure time with, among others, (i) movie theaters; (ii) Internet browsing, online gaming and other Internet-related activities; (iii) live theater; and (iv) sporting events. Our results can therefore fluctuate depending on the desirability of other forms of entertainment.

Our business and operations have been, and could further be, negatively impacted as a result of the recent proxy fight and election of three dissident nominees to our board of directors. Further, if a second proxy fight is waged against us and is successful, we would be in default under our credit agreement and may be unable to finance a change of control offer under the indenture governing our senior subordinated notes or repay our bank debt should it become accelerated.

On April 8, 2005, we were notified that a slate of dissident nominees would be proposed for election at our 2005 Annual Meeting of Stockholders. On May 11, 2005, the dissident nominees were elected by our stockholders to serve on our board of directors. As a result of the proxy contest and the subsequent elections of the dissident nominees, our business and operations have been, and may further be, negatively impacted. For example:

•	we incurred substantial costs associated with the proxy contest;

•	the proxy contest was disruptive to our operations; and

•	dissention on our board of directors may impact our ability to effectively and timely implement our initiatives.

Further, under the terms of our credit agreement and the indenture governing our senior subordinated notes, a change in the composition of our board of directors, whereby the majority of directors who were serving on the board at the time we entered into our credit agreement and indenture (or their successors or nominees) are no longer serving on the board, could constitute a change of control. If a proxy contest is waged against us with respect to our 2006 Annual Meeting of Stockholders and is successful, an event of default would result under our credit agreement, and under the indenture, we may be required to make an offer for cash to purchase the senior subordinated notes at 101% of their principal amount, plus accrued and unpaid interest and additional interest, if any. We cannot assure you that we will have the financial resources necessary to purchase the notes upon a change of control or that we will have the ability to obtain the necessary funds on satisfactory terms, if at all. Further, our credit agreement prohibits the purchase of all of the outstanding notes prior to repayment of the borrowings under our credit agreement and any exercise by the holders of the notes of their right to require us to repurchase the notes will also cause an event of default under our credit agreement. We may be unable to repay any acceleration of our debts that may arise under this scenario.

We are dependent on the introduction and supply of new and enhanced game platforms and software to attract and retain our video game customers.

The home video game industry has traditionally been a hit-driven business characterized by short product lifecycles and frequent introduction of new products. Historically, the lifecycle for game platforms has been about five years, with a limited number of platforms achieving success at any given time. The industry typically grows with the introduction of new hardware platforms and games, but tends to slow prior to the introduction of new platforms, as consumers hold back their purchases in anticipation of new platform and game enhancements. Additionally, during the slow period prior to the introduction of new game platforms, vendors often reduce their prices on existing game platforms and corresponding games, thereby reducing profit margin for these items. As the introduction of new game platforms is not expected to begin until the fourth quarter of 2005 and into 2006, we are currently experiencing a slow period in the games industry. Our video games business is, therefore, dependent on the introduction of new and enhanced game platforms and software in order to attract and retain our video game customers. Delays in the introduction and/or shipment of hardware or software or any failure to obtain sufficient product from our suppliers on favorable terms could negatively affect our business or increase fluctuations in our results of operations.

Piracy of the products we offer or the disregard of release dates by other retailers may adversely affect our operations.

Although piracy is illegal, it is a significant threat to the home video industry. The primary methods of piracy affecting the home video industry are (i) the illegal copying of theatrical films at the time they are first run; (ii) the illegal copying of DVDs that are authorized by the studios solely for retail sale and/or rental by authorized retailers and (iii) the illegal online downloading of movies. These methods of piracy enable the free viewing and sharing of DVDs, as well as the low-cost sale of DVDs, both of which compete with rentals and sales by authorized retailers like us. Piracy has increased in recent years due in part to developments in technology that allow for faster copying and downloading of DVDs.

Although piracy is a concern in the United States, it is having a more significant adverse affect on the home video industry in international markets. We cannot assure you that movie studios and others with rights in the product that we rent or sell can, or will, take steps to enforce their rights against piracy or that they will be successful in preventing the distribution of pirated content. Increases in piracy could continue to negatively affect our revenues.

Another risk that we face is the disregard by other home video retailers of the studios’ specified release dates for their titles. If other home video retailers rent or sell product before the specified release dates (i.e., before us), we can be adversely affected, as the first weeks after a movie title’s release typically represent a significant portion of the demand for that title. We cannot assure you that the studios can or will control such distribution and release practices, particularly in countries outside of the United States.

We have had limited experience with certain new customer proposition initiatives and cannot assure you when or if these or future initiatives will have a positive impact on our profitability.

We have implemented and will continue to implement initiatives that are designed to enhance efficiency and customer convenience. The implementation of these initiatives has involved, and will continue to involve, significant investments by us of time and money and could be impacted by (i) our ability to timely implement and maintain the necessary information technology systems and infrastructure to support shifts in consumer preferences and any corresponding changes to our operating model, including continued support for our initiatives and (ii) the extent and timing of our continued investment of incremental operating expenses and capital expenditures to continue to develop and implement our initiatives and our corresponding ability to effectively control operating expenses. Because we have limited experience with some of our strategic initiatives, we cannot assure you that they will be successful or profitable, including success in retaining customers. Our ability to effectively and timely prioritize and implement our initiatives will also affect when and if they will have a positive impact on our profitability.

Any failure or inadequacy of our information technology infrastructure could harm our business.

The capacity, reliability and security of our information technology hardware and software infrastructure and our ability to expand and update this infrastructure in response to our growth and changing needs are important to the continued implementation of our new customer proposition initiatives, as well as the operation of our business generally. In connection with our growth and to avoid technology obsolescence and enable future cost savings and customer enhancements, we are continually updating our information technology infrastructure. In addition, we intend to add new features and functionality to our products, services and systems that could result in the need to develop, license or integrate additional technologies. Our inability to add additional software and hardware or to upgrade our technology infrastructure could have adverse consequences, which could include the delayed implementation of our new customer proposition initiatives, service interruptions, impaired quality or speed of the users’ experience and the diversion of development resources. Our failure to provide new features or functionality to our systems also could result in these consequences. We may not be able to effectively upgrade and expand our systems, or add new systems, in a timely and cost effective manner and we may not be able to smoothly integrate any newly developed or purchased technologies with our existing systems. These difficulties could harm or limit our ability to improve our business. In addition, any failure of our existing information technology infrastructure could result in significant additional costs to us.

Our business model is substantially dependent on the functionality of our distribution centers.

Our domestic distribution system for our store-based operations is centralized. We ship nearly all of the products to our U.S. company-operated stores through our distribution center. We also have 30 regional U.S. distribution centers to support BLOCKBUSTER Online, our domestic online DVD subscription service. If our distribution centers became non-operational for any reason, we could incur significantly higher costs and longer lead times associated with distributing our movies and other products. In international markets, we utilize a variety of distribution methodologies with similar risks to those in the United States.

Our financial results have been, and could further be negatively impacted by impairments of goodwill or other intangible assets required by SFAS 142, our ability to realize our deferred income tax assets required by SFAS 109, the application of future accounting policies or interpretations of existing accounting policies.

In accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets referred to as “SFAS 142,” we test goodwill and other intangible assets for impairment during the fourth quarter of each year and on an interim date should factors or indicators become apparent that would require an interim test. In 2002, 2003 and 2004 we took significant charges relating to the impairment of goodwill. See Notes 2 and 3 to the audited consolidated financial statements and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of

Operations—Critical Accounting Estimates” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

In addition, in conjunction with the decline in the worldwide in-store home video rental industry and the resulting decline in our stock price, we performed an impairment test on our goodwill balances during the third quarter of 2005 and determined that the goodwill balance was impaired, thereby recognizing non-cash charges of $332 million to impair goodwill in accordance with SFAS 142. See Note 2 to the unaudited consolidated financial statements included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005.

Additionally, SFAS No. 109, Accounting for Income Taxes referred to as “SFAS 109,” requires us to periodically assess whether it is more likely than not that we will generate sufficient taxable income to realize our deferred income tax assets. In making this determination, we consider all available positive and negative evidence and make certain assumptions. We consider, among other things, our deferred tax liabilities, the overall business environment, our historical earnings and losses, our industry’s current trends and our outlook for future years.

In the third quarter of 2005, we determined that it was unclear as to the timing of when we will generate sufficient taxable income to realize our deferred tax assets. This was primarily due to the negative trends in our industry which caused our actual and anticipated financial performance to be significantly worse than we originally projected. Accordingly, during the third quarter of 2005, we recorded a valuation allowance against deferred tax assets in our domestic and certain foreign jurisdictions, which resulted in a provision for income taxes of $115.0 million. Until we determine that it is more likely than not that we will generate sufficient taxable income to realize our deferred income tax assets in these markets, income tax benefits associated with current period losses will be fully reserved. At the end of the third quarter of 2005, we had net deferred tax assets of $34.3 million related to timing differences of depreciation and amortization, net operating losses and other tax credits for certain foreign jurisdictions where it is more likely than not that deferred tax assets will be realized.

A downward revision in the fair value of one of our reporting units could result in additional impairments of goodwill under SFAS 142 and additional non-cash charges. Additionally, an expectation that future taxable income in a particular jurisdiction will be insufficient to realize our deferred tax assets could result in additional valuation allowances under SFAS 109. Any charge resulting from the application of SFAS 142 or SFAS 109 could have a significant negative effect on our reported net income. In addition, our financial results could be negatively impacted by the application of existing and future accounting policies or interpretations of existing accounting policies, including without limitation the impact of accounting policies related to leases and our recent related restatement, any continuing impact of SFAS 142 or SFAS 109 or any interpretation issued in connection with Statement of Financial Accounting Standards No. 123R, Share-Based Payment.

We are subject to governmental regulation particular to the retail home video industry and changes in U.S. or international laws may adversely affect us.

Any finding that we have been, or are, in noncompliance with respect to, or otherwise liable under, the laws affecting our business could result in costs, including, among other things, governmental penalties or private litigant damages, which could have a material adverse effect on us. We are subject to various international and U.S. federal and state laws that govern the offer and sale of our franchises because we act as a franchisor. In addition, because we operate video stores and develop new video stores, we are subject to various international and U.S. federal and state laws that govern, among other things, the disclosure and retention of our video rental records and access and use of our video stores by disabled persons, and are subject to various international, U.S. federal, state and local advertising, consumer protection, credit protection, franchising, licensing, zoning, land use, construction, second-hand dealer, minimum wage and labor and other employment regulations, as well as laws and regulations relating to the protection and cleanup of the environment and health and safety matters. The international home video and video game industry varies from country to country due to, among other things, legal standards and regulations, such as those relating to foreign ownership rights; unauthorized copying; intellectual property rights; movie ratings, which in many countries are legal standards unlike the voluntary standards of the United States; labor and employment matters; trade regulation and business practices; franchising and taxation; environmental matters; and format and technical standards. Our obligation to comply with, and the effects of, the above governmental regulations are increased by the magnitude of our operations.

There is also a significant amount of U.S. state and local and international regulation governing trading activities. As we continue to develop our movie and games trading model, we will incur additional costs to comply with these regulations. In addition, efforts to comply with these regulations could delay our ability to implement our trading and games initiatives on our proposed schedule.

Changes in existing laws, including environmental and employment laws, adoption of new laws or increases in the minimum wage, may increase our costs or otherwise adversely affect us. For example, the repeal or limitation in the United States of certain favorable copyright laws would have an adverse impact in the United States on our rental business. Similarly, the adoption or expansion of laws in any other country to allow copyright owners to charge retailers more for rental product than for sell-through product could have an adverse impact on our rental business in that country.

Any acquisitions we make involve a degree of risk.

We have in the past, and may in the future, engage in acquisitions to continue expansion of our domestic and international rental and retail presence. For example, during the past several years, we have made asset acquisitions of stores in the United States and in markets outside of the United States. If these or any future acquisitions are not successfully integrated with our business, our ongoing operations could be adversely affected. Additionally, acquisitions may not achieve desired profitability objectives or result in any anticipated successful expansion of the acquired businesses or concepts. Although we review and analyze assets or companies we acquire, such reviews are subject to uncertainties and may not reveal all potential risks. Additionally, although we attempt to obtain protective contractual provisions, such as representations, warranties and indemnities, in connection with acquisitions, we cannot assure you that we can obtain such provisions in our acquisitions or that they will fully protect us from unforeseen costs of the acquisition.

We have assumed obligations pursuant to agreements with Viacom relating to certain real estate leases guaranteed by Viacom, which obligations may adversely affect our ability to negotiate renewals or modifications to a subset of such leases.

In October 2004, we completed our divestiture from Viacom Inc. (“Viacom”). We entered into an amended and restated initial public offering and split-off agreement with Viacom in connection with this divestiture. This agreement, which is referred to as the “IPO agreement,” imposes various restrictions and limitations on our ability to renew or modify, in a manner that increases Viacom’s potential liability, a subset of the leases guaranteed by Viacom, which could make it more difficult and expensive, and in some cases impossible, to renew or modify certain of these leases.

We have also assumed obligations pursuant to the IPO agreement to maintain letters of credit in favor of Viacom, which obligations reduce our borrowing capacity.

Pursuant to the IPO agreement, we have provided letters of credit for the benefit of Viacom to support Viacom’s potential liability for certain real estate lease obligations of ours. The letters of credit reduce our borrowing capacity under the terms of our credit facilities by $150 million. Until the letters of credit or any renewals thereof are terminated, we anticipate any future or additional lenders may treat our letter of credit obligation as if it were outstanding indebtedness when assessing our borrowing capacity. Furthermore, if we are unable to renew or otherwise replace the letters of credit prior to their expiration as required by the IPO agreement, Viacom has the right to draw down the full amount of the outstanding letters of credit, which may cause us to borrow funds under our credit facility to reimburse the issuing bank. In either case, our obligation to maintain the letters of credit may restrict or prevent us from being able to borrow amounts necessary to engage in favorable business activities, consummate strategic acquisitions or otherwise fund capital needs.

Our tax matters agreement with Viacom prohibits us from engaging in certain corporate transactions, and we may not have adequate funds to perform our indemnity obligations under this agreement.

In connection with our split-off from Viacom, we and Viacom entered into an amended and restated tax matters agreement, dated as of June 18, 2004, which is referred to as the “tax matters agreement.” The tax matters agreement contains restrictions that, among other things, prohibit us from voluntarily entering into certain transactions for a period of two years following the split-off from Viacom, including certain merger transactions or transactions involving the sale of a significant amount of our capital stock or assets, without Viacom’s consent. In addition, we agreed under the tax matters agreement to indemnify Viacom for any tax liability incurred as a result of the failure of the split-off to qualify as a tax-free transaction due to a takeover of us or any other transaction involving our capital stock, assets or businesses, regardless of whether such transaction is within our control. We may not, however, have adequate funds to perform these indemnification obligations should they arise. These restrictions and potential liabilities may make us less attractive to a potential acquiror and reduce the possibility that an acquiror will propose or seek to effect certain transactions with us during the restricted two-year period.

We, along with Viacom and certain of Viacom’s related entities, are a party to a judgment sharing agreement arising out of two revenue sharing antitrust cases. Should we, Viacom or Viacom’s related entities incur liability with respect to such cases, we would be responsible for satisfying a portion of that liability.

On November 9, 2001, we entered into a judgment sharing agreement with Viacom, Paramount Home Entertainment, Inc. (“Paramount”), Sumner Redstone and certain studio defendants in Cleveland, et al. v. Viacom Inc., et al, No. SA-99-CA-0783 in the United States District Court for the Western District of Texas and in Merchant, et al. v. Redstone, et al., No. BC 244 270 in the Superior Court for the State of California, County of Los Angeles, whereby we, Viacom, Paramount and Mr. Redstone agreed to be responsible for any liability that arises out of either of the two revenue sharing antitrust cases. No liability will arise from the Cleveland case as judgment was entered in favor of us and the other defendants and all appeals by plaintiffs failed. The Merchant case is on appeal following judgment in our favor. On June 18, 2004, in connection with our split-off from Viacom, we entered into an agreement with Viacom, Paramount and Mr. Redstone (the “Viacom entities”) whereby we agreed to pay a percentage allocation of any liability arising from the November 9, 2001 judgment sharing agreement of 33.33% and the Viacom entities agreed to pay 66.67% of any such liability. We cannot assure you that we will not be held liable in the Merchant case. Therefore, we may become responsible for contributing one-third of any judgment arising from such case.

If we lose key senior management or are unable to attract and retain the talent required for our business, our operating results could suffer.

Our performance depends largely on the efforts and abilities of our members of senior management. These executives have substantial experience and expertise in our business and have made significant contributions to our growth and success. The unexpected loss of services of one or more of these individuals could have an adverse effect on our business. We will need to attract and retain additional qualified personnel and develop, train and manage management-level employees. We cannot assure you that we will be able to attract and retain personnel as needed in the future.

We are subject to various litigation matters that could, if judgments were to be rendered against us, have an adverse effect on our operating results.

We are a defendant in various lawsuits. If judgments were to be rendered against us in these lawsuits, our results of operations could be adversely affected. See Note 9 to the audited consolidated financial statements,

Commitments and Contingencies, included in our Annual Report on Form 10-K, and Note 5 to the unaudited consolidated financial statements, Commitments and Contingencies, included on our Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 for a discussion of litigation matters relating to our business.

Provisions in our charter documents and Delaware law could make it more difficult to acquire our company.

Our second amended and restated certificate of incorporation (“certificate of incorporation”) and amended and restated bylaws (“bylaws”) contain provisions that may discourage, delay or prevent a third party from acquiring us, even if doing so would be beneficial to our stockholders. Our bylaws limit who may call special meetings of stockholders to any officer at the request of a majority of our board of directors, the chairman of the board or the chief executive officer of the company. Our certificate of incorporation and bylaws provide that the bylaws may be altered, amended or repealed by the board of directors.

Pursuant to our certificate of incorporation, the board of directors may by resolution establish one or more series of preferred stock, having such number of shares, designation, relative voting rights, dividend rates, liquidation or other rights, preferences and limitations as may be fixed by the board of directors without any further stockholder approval. Such rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of us.

In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder.

We may not pay dividends on our common stock in the future.

We did not pay any dividend on our common stock during the third quarter of 2005. As mentioned above, the terms of our existing debt agreements limit, and any debt agreements that we enter into in the future will likely limit, our ability to pay dividends and also limit the amount of any presumable dividend. Subject to these limitations, our board of directors is free to change our dividend practices from time to time and to decrease or increase the dividend paid, or to not pay a dividend, on our common stock based on factors such as the results of operations, financial condition, cash requirements and future prospects and other factors deemed relevant by our board of directors.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Blockbuster Inc. presentation, dated November 8, 2005

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOCKBUSTER INC.

Dated: November 8, 2005	By:	/s/ Larry J. Zine
Larry J. Zine
Executive Vice President,
Chief Financial Officer and
Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Blockbuster Inc. presentation, dated November 8, 2005